EXHIBIT 10.01

DESCRIPTION OF DIRECTOR CASH COMPENSATION ARRANGEMENTS

AS ADOPTED ON APRIL 20, 2006

Kana Software, Inc.’s (“KANA”) non-employee directors receive cash compensation and stock options for their services as directors. KANA does not compensate any employee for service as a director.

Cash Compensation. Effective January 1, 2006, each non-employee director is paid an annual fee of $10,000 and $2,500 for each of the four (4) regularly scheduled Board of Directors (“Board”) meetings that such director attends. The chairperson of the Audit Committee receives an additional $15,000 per annum and the chairpersons of the Compensation Committee and the Governance and Nominating Committee receive an additional $5,000 per annum. KANA’s directors are also reimbursed for their direct expenses incurred in attending the Board meetings.